EXHIBIT 99.1

          Paul G. Casner, Jr. Retiring from DRS Technologies

    PARSIPPANY, N.J.--(BUSINESS WIRE)--Dec. 23, 2004--DRS Technologies, Inc. (NYSE:DRS) today announced that Paul G. Casner, Jr., the company's executive vice president and chief operating officer, plans to retire on March 31, 2005, the close of the company's fiscal year.
    Consistent with DRS's succession planning initiatives, Mr. Casner's retirement is supported by the company's new operating structure announced last fiscal year, whereby the company realigned all of its operating units into two operating segments led by two group presidents. Effective with Mr. Casner's retirement, Fred L. Marion, president of DRS's Surveillance & Reconnaissance Group, and Steven T. Schorer, president of DRS's C4I Group, will report directly to Mark S. Newman, chairman, president and chief executive officer of DRS Technologies.
    "It has been an exceptional honor and privilege to work with Paul over the last 11 years," said Mr. Newman. "All of us at DRS wish him the best as he moves into a well-deserved retirement."
    Mr. Newman added, "I look forward to working directly with Fred Marion and Steve Schorer, as they continue in their key operating roles."

    Paul G. Casner's Background

    Mr. Casner, who will be 67 in January, joined DRS in 1993 with the acquisition of Technology Applications & Service Company, where he served as chairman and chief executive officer. In 1994, he was appointed to the position of president of DRS's former Electronic Systems Group. In 1998, he was named executive vice president, operations, of the company, and in 2000, became chief operating officer.
    Prior to joining DRS, Mr. Casner was employed at Norden Systems, Inc. in various senior positions, including vice president and general manager of the Marine Systems Division, senior vice president of engineering and vice president and general manager of its Maryland Operations, and president and chief executive officer of its Norden Service Company, Inc. unit. Earlier, Mr. Casner co-founded American Computer and Electronics Corporation and served as executive vice president of its Federal Systems Division, after 16 years in system engineering and management positions at the Applied Physics Laboratory of Johns Hopkins University.

    DRS Technologies, headquartered in Parsippany, New Jersey, provides leading edge products and services to defense, government intelligence and commercial customers. Focused on defense technology, DRS develops and manufactures a broad range of mission critical systems. The company employs 5,800 people worldwide.

    For more information about DRS Technologies, please visit the company's Web site at http://www.drs.com.

    CONTACT: DRS Technologies, Inc., Parsippany
             Patricia M. Williamson, 973-898-1500